Exhibit 10.2

[GENAERA LETTERHEAD]

April 15, 2009

Michael Gast c/o Genaera Corporation 5110 Campus Drive Plymouth Meeting, PA 19462

Dear Mike:

As has been discussed, I regret that it has become necessary to terminate your employment with Genaera Corporation (“Genaera”), effective April 15, 2009 (the “Separation Date”). The purpose of this letter agreement is to confirm the terms of your separation.

     1. Regardless of whether you sign this letter agreement, you will receive your regular salary through the Separation Date. Your health insurance coverage under Genaera’s health care plan will end on the Separation Date. After that date, you will be eligible to participate in Genaera’s health care plans as offered to active employees under the provisions of COBRA. You are being provided with COBRA information under separate cover along with information regarding the disposition of your 401(k) plan assets. Your participation in all other Company benefit plans will end on the Separation Date. Accrued but unused vacation time as of the Separation Date will be paid in the first normal pay cycle post-Separation Date, as a lump-sum at your most current salary rate, less applicable tax withholding.

     2. Provided that you return a signed copy of this letter agreement within 45 days after you receive it, you also will receive the following, to which you would not otherwise be entitled:

     a. A lump sum severance payment equal to twelve (12) months salary or such greater amount to which you may be entitled under the Change of Control Agreement between you and Genaera dated as of March 9, 2006, as amended (the “Change of Control Agreement”), less applicable tax withholdings, payable as soon as practicable following the date that is eight days after you return a signed copy of this letter agreement; provided however, that such payment shall be delayed to the extent necessary to avoid the imposition of tax pursuant to Section 409A of the Internal Revenue Code; and

     b. If you timely and validly elect to purchase COBRA continuation coverage under Genaera’s group health plan, Genaera will continue to pay the applicable premiums for twelve (12) months following the Separation Date; provided however, that you continue to be eligible for COBRA continuation coverage during such period. Thereafter, you may be eligible to continue coverage under COBRA at your own cost. All COBRA benefits are available only during the time that you are not eligible for Medicare or group health plan coverage through another employer. Should you obtain such coverage, it is your obligation to immediately notify Genaera.

     3. All benefits of any kind, other than as expressly provided in this letter agreement, will cease as of the Separation Date.

     4. You agree not to engage in any conduct, or make any statements or representations that disparage, demean or impugn Genaera or its parents, subsidiaries or affiliates, or any of their respective directors, managers, partners, officers, employees or consultants.

     5. You agree that, after the Separation Date, you remain bound by and will continue to comply with the Company’s policies relating to proprietary information, including but not limited to those contained in the proprietary information agreement attached hereto as Attachment A, which you executed and delivered to Genaera when you first became an employee of Genaera.

     6. You agree to return on or before the Separation Date, in good working condition, all equipment or property which had been on loan to you while you were an employee of Genaera, regardless of current location, including without limitation any mobile telephones, laptop computers, security access cards, and credit cards. In addition, on or before the Separation Date, you shall deliver to Genaera any documents, files, papers, computer disks, or otherwise (and all copies thereof) containing any information relating to or concerning Genaera, regardless of current location. To the extent you have any such information in electronic or computer format, you shall delete it.

     7. In consideration of the benefits you will receive under paragraph 2 of this letter agreement, to which you would not otherwise be entitled, you hereby release and discharge Genaera, and its affiliates, parents, subsidiaries, successors and predecessors, and all of their respective employees, agents, shareholders, officers and directors (collectively referred to in this letter as “the Company”) from any and all claims and/or causes of action, known and unknown, which you may have or could claim to have against the Company up to and including the date of signing this agreement. This general release includes, but is not limited to, all claims arising from or during your employment or as a result of the end of your employment and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin or any other protected characteristic, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Pennsylvania Human Relations Act, and any other state or federal statute, as well as any claim for breach of contract, wrongful termination, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and any other common law claims under the laws of any jurisdiction.

     You represent and warrant that you have not filed any complaints against the Company with any administrative agency, state or federal court. You further agree that you will not file a complaint with an agency or a lawsuit in court asserting any claims released above and that if you do assert a claim which is found to be barred in whole or part by this general release, you will pay the legal fees incurred by the Company in defending those claims found to be barred. The only exception to the foregoing provision regarding the reimbursement of costs and attorneys’ fees is to the extent the provision relates to claims under the Age Discrimination in Employment Act in which you are contesting the validity of this separation agreement and general release.

     8. You agree that you shall not disclose the contents of this letter agreement to any person or entity (other than your attorney, accountant, advisor, and spouse, all of whom shall be bound by this confidentiality provision), unless required to do so by law.

     9. The invalidity or unenforceability of any clause of this letter agreement shall not affect the validity or enforceability of any other clause.

     10. The agreement set forth in this letter (a) supercedes any prior understanding, agreement, practice or contract, oral or written, between you and Genaera relating to your employment or compensation, except for the Change of Control Agreement; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be governed by the substantive law of the Commonwealth of Pennsylvania.

This is a very important document and you should thoroughly review and understand the terms and effect of this document before signing it. By signing this letter agreement you will be releasing the Company from all liability to you. This is known as a “General Release.” Therefore, you should consult with an attorney before signing this letter agreement and General Release. You have 45 days from the date of the distribution of these materials to consider this document. If you have not returned a signed copy of the letter agreement by that time, we will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to sign the letter agreement, you will have an additional 7 days following the date of your signature to revoke the letter agreement and the agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by Genaera within the 7 day revocation period.

By signing below you agree to be legally bound by the terms of this letter agreement and acknowledge that you have carefully read and completely understand the terms of this letter agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further agree that this letter contains the entire agreement between you and Genaera. You acknowledge that, in executing this letter agreement, you have not relied on any representation or statement not contained in this letter agreement with respect to the subject matter of this letter agreement.

Genaera Corporation /s/ John L. Armstrong, Jr. John L. Armstrong, Jr. President and Chief Executive Officer

Acknowledged and agreed to: /s/ Michael J. Gast________________________ Michael Gast Dated: April 27, 2009_____________________

Witness:

By: /s/ Jennifer L. Bilotti_________________ Dated: April 27, 2009_____________ ______

Attachment A

Proprietary Information Agreement